Exhibit (h)(4)

                            TWEEDY, BROWNE FUND INC.
                                 CODE OF ETHICS*


I.       Introduction

     A.    Applicability

           This Code of Ethics ("Code") establishes rules of conduct for "Covered Persons" (as defined herein) of the above-named registered investment company (the "Fund"), Tweedy, Browne Company LLC, (the "Investment Adviser") and any subsidiary of or affiliated company controlled by the Investment Adviser (the Fund, the Investment Adviser and any such subsidiaries and affiliated companies are referred to as "Company") and is designed to govern the personal investment activities of Covered Persons.

     For purposes of this Code of Ethics, "Covered Person" shall mean any of the following persons and "Advisory Person" means any of the persons described in items 1-3:

         1. Any director, officer or employee of the Investment Adviser or a Company who in the ordinary course of his or her business makes, participates in or obtains current information regarding the purchase or sale of securities by the Fund or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Fund regarding the purchase or sale of securities;

         2. Any natural person in a control relationship to the Investment Adviser who obtains current information concerning recommendations made to the Fund with regard to the purchase or sale of a security; and

         3. The Investment Adviser and any subsidiary or controlled affiliate thereof.

         4. Any director or officer of the Fund, regardless of whether such director or officer is an Advisory Person;

provided, however, that an employee of a service provider that is unaffiliated with the Fund's Investment Adviser who is an officer or employee of the Fund shall not be a Covered Person if such employee is covered by an appropriate code of ethics of the service provider.


*As amended and supplemented through May 10, 2000.

     For purposes of this Article I, a person shall not be deemed to be an Advisory Person or a Covered Person simply by virtue of normally assisting in the preparation of public reports, but not receiving information about current recommendations or trading, or engaging in other ministerial activities.

     B.    General Principles

           Tweedy, Browne Company LLC's success depends upon its reputation for integrity, quality and professionalism. Tweedy, Browne Company LLC values and seeks to protect the confidence and trust placed in it by its clients. This Code of Ethics is designed to govern the personal securities investment and other business-related activities of Covered Persons and reflects the Investment Adviser's and the Fund's principles as fiduciaries to (1) always place the interests of the Fund's shareholders first; (2) to ensure that all personal securities investment and other business-related activities of its Covered Persons are consistent with this Code of Ethics and, (3) to avoid overreaching or inappropriate conduct by a Covered Person in connection with his or her personal securities investment and other business-related activities.
     This Code of Ethics is designed to prevent Covered Persons from:

           1.   Employing any device, scheme or artifice to defraud the Company;

           2. Making to the Company any untrue statement of a material fact or omitting to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

           3. Engaging in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company; or

           4. Engaging in any manipulative practice with respect to the Company.

II.      Restrictions on Personal Investing Activities

     A.     Prohibition on Investing Activities

            If either Tweedy, Browne Global Value Fund ("TBGVF") or Tweedy, Browne American Value Fund ("TBAVF") (each a "Fund" and collectively the "Funds") has a purchase or sale order pending, or the Investment Adviser has any such order under active consideration for either Fund, no Advisory Person may buy or sell the same security, or any related security (such as an option, warrant or convertible security), for an Advisory Person's account, other than an investment advisory account managed by the Investment Adviser in accordance with the Investment Adviser's allocation procedures, a copy of which is attached hereto as Exhibit D. Any such investment advisory account is referred to herein as an "Excepted Account".

     B.     Blackout Period

            An Advisory Person shall not purchase or sell any security for the account of any Advisory Person, other than an Excepted Account, until seven (7) calendar days after the later of the most recent trade by either Fund in that security or any related security, or the withdrawal of a purchase or sale order for such security or any related security.

     C.     Initial Public Offerings

            No Advisory Person shall acquire securities in an initial public offering for an Advisory Person's account.

     D.     Pre-Clearance of Personal Securities Transactions

            If Paragraphs A (including because the account in question is not an Excepted Account), B and C above do not apply, it is permissible for an Advisory Person to buy or sell a security for an Advisory Person's account, but only if (i) the Advisory Person obtains prior approval from a supervisory person designated by the Investment Adviser (the "Designated Supervisory Person"), or, in the absence of the Designated Supervisory Person, from a managing director member of the Executive Committee of the Investment Adviser; (ii) the approved transaction is completed on the same day approval is received; and, (iii) the Designated Supervisory Person or a managing director member of the Executive Committee of the Investment Adviser does not rescind such approval prior to execution of the transaction. (See Section IV for details of the Prior Approval Process.)

     E.     Private Placements

            The Designated Supervisory Person will not approve a purchase or sale of securities that are not publicly traded, unless the Advisory Person provides full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person's activities on behalf of the Fund) and the Designated Supervisory Person concludes, after consultation with one or more of the Investment Adviser's general partners, that the Fund would have no foreseeable interest in investing in such security.

     F.     Gifts

            No Advisory Person shall accept any gift or other item of more than de minimis value from any person or entity that does business with or on behalf of the Fund.

     G.     Service as a Director

            No Advisory Person shall serve on the Board of Directors of a publicly traded company without prior authorization from the Compliance Committee based upon a determination that the Board service would not be inconsistent with the interests of the Fund and its shareholders. The Compliance Committee shall be composed of the Designated Supervisory Person and at least two of the managing director members of the Executive Committee of Tweedy, Browne Company LLC.

III.     Exempt Transactions

     A. For purposes of this Code of Ethics, the term "security" shall not include the following:

           1. securities issued or guaranteed as to principal or interest by the Government of the United States or its instrumentalities;
           2.   bankers' acceptances;
           3.   bank certificates of deposit;
           4.   commercial paper;
           5. High quality short-term debt instruments, including repurchase agreements; and
           6.   shares of registered open-end investment companies.

     B. For purposes of Sections II, A, B and C of this Code of Ethics, the term "security" shall not include the following:

           1.   non-convertible fixed income securities rated at least "A";
           2. securities comprising the S&P 500 Index, the Nikkei 225 Index, CAC 40 Index, DAX Index; SMI Index; and FTSE 100 Index, or any successor index thereof; and
           3.   municipal securities.

     C. For purposes of Sections II and IV, an Advisory Person shall not be prohibited from, or required to obtain prior approval for, reinvestments of dividends, participation on an on-going basis in an issuer's stock purchase plan or any transaction over which no Advisory Person had any direct or indirect influence or control.

IV.      Prior Approval Procedures

     A. An account for an Advisory Person, other than an Excepted Account, includes all accounts in which one or more Advisory Persons and/or one or more members of the Advisory Person's immediate family have a substantial proportionate economic interest. Immediate family includes an Advisory Person's spouse and minor children living with the Advisory Person. A substantial proportionate economic interest will generally be 10% of the principal amount in the case of any single Advisory Person or 25% of the principal amount in the case of accounts in which more than one Advisory Person have an interest, whichever is applicable.

     B.    Managed Accounts

           All managed accounts, other than Excepted Accounts, managed by the Investment Adviser for an Advisory Person and his or her immediate family are frozen. Trading for these accounts must adhere to the above policy and to the procedures set forth below for non-managed accounts.

     C.    Non-Managed Accounts

           1. The Trading Approval Form, attached as Exhibit A, must be completed and submitted to the Designated Supervisory Person for approval prior to entry of an order.

           2. After reviewing the Fund's investment interest, trading and anticipated cash flows, the Designated Supervisory Person shall approve (or disapprove) an Advisory Person's trading order as expeditiously as possible.

           3. Once an Advisory Person's trading order request is approved, the approval form shall be forwarded to the Trading Desk for execution on the same day. If the Advisory Person's trading order request is not approved, or is not executed on the same day it is approved, such trading order request may be resubmitted at a later date.

           4. In the absence of the Designated Supervisory Person, the Advisory Person may submit his or her Trading Approval Form to a managing director member of the Executive Committee of the Investment Adviser. In the case of trading approval for a managing director member of the Executive Committee of the Investment Adviser, if the Designated Supervisory Person is not available, such managing director must obtain prior approval from another managing director member of the Executive Committee of the Investment Adviser. In no case may a managing director member of the Executive Committee of the Investment Adviser approve his own trading. Prior trading approval for the Designated Supervisory Person's own account must be obtained from one of the managing director member of the Executive Committee of the Investment Adviser. In no case will the Trading Desk accept an order from an Advisory Person for an Advisory Person unless it is accompanied by a signed Trading Approval Form.

           5. With respect to an account over which an Advisory Person has no direct or indirect influence or control, the Designated Supervisory Person must review the terms and conditions of such account and determine that it qualifies under the Section III, C exemption before the Advisory Person can utilize such exemption for transactions in such account.

V.       Reporting

     A.     Covered Persons (including Non-Interested Directors)

            All Covered Persons shall submit a report, in the form attached hereto as Exhibit B, to the Fund's Investment Adviser showing all security transactions in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership2 and which is required to be reported under this Code of Ethics. However, each director who is not an "interested person" (as defined under the Investment Company Act of 1940) of the Funds is required to file a report only for a transaction in a security where he knew at the time of the transaction or, in the ordinary course of fulfilling his official duties as a director, should have known that during the 15 day period immediately preceding or after the date of the transaction, such security is or was purchased or sold, or considered for purchase or sale, by the Fund. Transactions in securities described in Section III, B, above, are reportable. Transactions in securities described in Section III, A above, are not reportable. No report is required if the director had no direct or indirect influence or control over the transaction.

     B.     Advisory Persons

            All Advisory Persons shall be required to submit the same report as required under Paragraph A above, and attached as Exhibit B, showing all security transactions in which the Advisory Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. No report is required if such Advisory Person had no direct or indirect influence or control over the transaction.

     C. All directors who are non-interested persons of the Funds and all other Advisory Persons required to file a report shall file such report no later than ten (10) days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control or which would duplicate information recorded pursuant to Rules 204-2(a)(12) and (13) under the Investment Advisers Act of 1940.

     D. Any report submitted to comply with the requirements of this Section V may contain a statement that the report shall not be construed as an admission by the Advisory Person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

     E. The receipt by the Designated Supervisory Person of duplicate brokerage statements or confirmations received prior to the tenth day after the end of each calendar quarter will be deemed to serve as compliance with the requirements of this Section V with respect to all transactions for which such statements or confirmations provide the information required by Exhibit B.

VI.      Sanctions

         Upon discovering that an Advisory Person has not complied with the requirements of this Code, the Designated Supervisory Person shall submit her findings to the Compliance Committee. The Compliance Committee may impose on the Advisory Person whatever sanctions the Compliance Committee deems appropriate, including, among other things, disgorgement of profit, censure, suspension or termination of employment. The sanction taken shall be reported to the Board of Directors in conjunction with Section VII, C, 3, below.

VII.     Additional Compliance Procedures

     A.    Disclosure of Personal Holdings -Initial and Annual Holdings Reports

                  Initial Holdings Report. No later than 10 days after a person becomes an Advisory Person, the following information shall be submitted to the Designated Supervisory Person:

                  1. The title, number of shares and principal amount of all securities owned directly or indirectly by the Advisory Person when the Advisory Person became an Advisory Person;

                  2. The name of any broker, dealer or bank with whom the Advisory Person maintained an account in which any securities were held for the benefit of the Advisory Person as of the date the person became an Advisory Person; and

                  3.       The date that the report is submitted by the Advisory
                           Person.

                  Annual Holdings Report. Each Advisory Person shall submit to the Designated Supervisory Person the information listed in VII A(1), (2) and (3) above on an annual basis, which information shall not be more than 30 days old.

     B. Upon commencement of employment with the Investment Adviser, any new Advisory Person shall be required to disclose his or her current personal securities holdings within ten (10) days by filing an Initial Holdings Report.

     C. Annually each Covered Person must certify that he or she has read and understood the Funds' Code of Ethics and recognizes that he or she is subject to such Code. In addition, annually each Covered Person must certify that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code of Ethics.

     D. At least annually (or quarterly in the case of Items 3 and 4 below), the Fund's Investment Adviser shall report to the Board of Directors:

           1. All existing procedures concerning Covered Persons' personal trading activities and any procedural changes made during the past year;
           2. A description of issues that arose under the Code of Ethics or procedures during the previous year or any recommended changes to the Funds' Code of Ethics or procedures;
           3. Any material violations which occurred during the past quarter and sanctions imposed in response to the material violations; and
           4. Any exceptions to any provisions of this Code of Ethics as determined under Section VIII, below.

     E. Certification of Adequacy. The Fund and the Investment Adviser shall each provide to the Board of Directors of the Fund, no less frequently than annually, a written certification that each, respectively, has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code of Ethics.

VIII. The Compliance Committee reserves the right to meet to decide, on a case-by-case basis, exceptions to any provisions under this Code of Ethics. Any exceptions made hereunder will be maintained in writing by the Compliance Committee and presented to the Board of Directors at its next scheduled meeting.

IX. This Code, a copy of each report by an Covered Person, any written report made hereunder by the Fund's Investment Adviser or the
         Designated Supervisory Person, and lists of all persons required to make reports, shall be preserved with the Fund's records for the period required by Rule 17j-1.

X.       Confidentiality

         All information obtained from any Covered Person hereunder shall be kept in strict confidence, except to the extent such reports are required to be presented to the Board of Directors under Section VII above and as such reports of securities transactions are required to be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization.

XI.      Other Laws, Rules and Statements of Policy

         Nothing contained in this Code of Ethics shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of such Covered Person adopted by the Investment Adviser, its affiliates and subsidiaries.

XII.     Amendments

         Any  material  change to this Code of Ethics  must be  approved  by the
         Board  of  Directors   of  the  Fund   (including  a  majority  of  the
         non-interested Directors) within six months of such change.

XIII.    Further Information

         If any person has any questions with regard to the applicability of the provisions of this Code of Ethics generally or with regard to any securities transactions, he or she should consult the Designated Supervisory Person.

Amended and Restated May 10, 2000



                             THE BOARD OF DIRECTORS
                            TWEEDY, BROWNE FUND INC.
                        Tweedy, Browne Global Value Fund
                       Tweedy, Browne American Value Fund


                                                         [Adopted 5/10/00]

                                                             Exhibit A


                         EMPLOYEE TRADING APPROVAL FORM

        General Rules - Please refer to the Tweedy, Browne Company LLC Employee Trading Procedures and Tweedy, Browne Fund Inc. Code of Ethics for a complete record of applicable rules.

         I. No employee trading is permitted if either Fund has a pending order for the same security or if the security is under active consideration for either Fund.

         II. A 7-day blackout period applies after the Funds' last trade or withdrawal of a Funds' order, unless the security is exempt.

                  A. Exempt securities include other mutual funds, securities that comprise the S&P 500 Index and similar Foreign indexes; i.e., the Nikkei 225 Index, CAC 40 Index, DAX Index, SMI Index and FT30 Index, and may be traded as follows:

                  1.        Market cap of $1 billion and more:  1-day blackout
                  2. Market cap of less than $1 billion but more than $500 million: 3-day blackout; 3. Market cap of less than $500 million:

                           a. Buy orders are permitted only if the Funds would not buy the security at more than 90% of current price levels.
                           b.        Sell orders are permitted ONLY IF,
                                    (i)     the Funds' do not own the same
                                            security and are not Actively
                                            considering the purchase or sale of
                                            the same security; OR
                                    (ii)    the employee is selling the security
                                            for a noteworthy  reason (e.g.,  tax
                                            loss,  buying  a  house,  charitable
                                            donation, etc.); OR
                                    (iii)   the  employee's  sale takes  place 3
                                            days after the Funds have  completed
                                            selling their positions.

Employee:
                                   --------------------------------------------
                                   --------------------------------------------
Title of Account/Accounts No.:
                                   --------------------------------------------
                                   --------------------------------------------
Security:
                                   --------------------------------------------
                                   --------------------------------------------
Number of Shares:
                                   --------------------------------------------
                                   --------------------------------------------
Buy or Sell:
                                   --------------------------------------------
                                   --------------------------------------------
Price:
                                   --------------------------------------------
                                   --------------------------------------------
Market Cap:
                                   --------------------------------------------

Foreign:       ________________        Domestic:         ________________
-------------------------------------------------------------------------------

     MUST Be Filled Out Completely Prior to Submission to Supervisory Person

1.       Exempt security             Yes
                           ---------
                                            No - 7 day wait
                                    --------
                                            Date of last trade by the Fund(s)

If Yes, please check one box:


A.                1-day blackout because market cap is more than $1 billion.
    --------------


B.                3-day blackout because market cap is less than $1 billion
    --------------
                  and more than $500 million.

C. Market cap of less than $500 million. Employees should be aware of difficult restrictions for trading small cap stocks. You will be permitted to sell once you buy it only if the Funds do not own it. See Procedures Memo for complete details.

2.        If checked C, answer the following questions:
         FOR PURCHASE ORDERS

                  B. Do the Funds currently have an interest in purchasing this security at more than 90% of current price levels?

                  ____________Yes - Employee may not purchase security
                  ____________No- Employee may purchase security

Please fill out the information below as it pertains to the Funds activity in the security:


Pending order for                       TBGVF                 TBAVF                                 NEITHER
Under active consideration for          TBGVF                 TBVF                                  NEITHER

Date and Price of                       TBGVF            $
Most Recent Execution
                                                              ------------------
                                                              ------------------
                                        TBAVF            $
                                                              ------------------

Date of withdrawal of purchase or
sale order
                                        TBGVF
                                                              ------------------
                                                              ------------------
                                        TBAVF
                                                              ------------------

Known and identified cash
inflows or outflows                     TBGVF            $                                   Date:
                                                              ------------------                    ---------------------
                                                              ------------------                    ---------------------
                                        TBAVF            $                                   Date:
                                                              ------------------                    ---------------------



Approved:
                                    -------------------------------------------
                                    -------------------------------------------
Disapproved:
                                    -------------------------------------------
                                    -------------------------------------------
Date:
                                    -------------------------------------------

                                                                 Exhibit B

                            TWEEDY, BROWNE FUND INC.
                        TWEEDY, BROWNE GLOBAL VALUE FUND
                       TWEEDY, BROWNE AMERICAN VALUE FUND

                          SECURITIES TRANSACTION REPORT



                         FOR THE CALENDAR QUARTER ENDED
                                                        -----------------------
                                                             (mo./day/yr.)




              1. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Fund's Code of Ethics:

                                       Nature of                                                            Broker/Dealer
                                       Transaction           Number of Shares or                            or Bank
Security and        Date of            (Purchase, Sale,      Principal Dollar                               Through Whom
CUSIP No.           Transaction        Gift, Other)          Amount of Transaction         Price/Unit       Effected









              This report excludes (i) transactions with respect to which I had no direct or indirect influence or control, (ii) transactions not required to be reported per the Fund's Code of Ethics, (iii) transactions already reported by a means permitted by the Code of Ethics, and (iv) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

              2. During the quarter referred to above, the following are new accounts with all brokers, dealers or banks with which I hold securities whether or not transactions in such securities are reportable under the Fund's Code of
Ethics:

Date:                             Signature:_________________________________

                                                                  Exhibit C

                              BENEFICIAL OWNERSHIP


For purposes of the attached Code of Ethics, "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that a Covered Person has or acquires. The term "beneficial ownership" of securities would include not only ownership of securities held by a Covered Person for his own benefit, whether in bearer form or registered in his name or otherwise, but also ownership of securities held for his benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees ( including trusts in which he has only a remainder interest), and securities held for his account by pledges, securities owned by a partnership in which he is a member if he may exercise a controlling influence over the purchase, sale or voting of such securities, and securities owned by any corporation or similar entity in which he owns securities if the shareholder is a controlling shareholder of the entity and has or shares investment control over the entity's portfolio.

         Ordinarily, this term would not include securities held by executors or administrators in estates in which a Covered Person is a legatee or beneficiary unless there is a specified legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

         Securities held in the name of another should be considered as "beneficially" owned by a Covered Person where such person enjoys "financial benefits substantially equivalent to ownership." The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining financial benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, or to meet expenses that such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

         A Covered Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other agreement, he obtains therefrom financial benefits substantially equivalent to those of ownership.

         A Covered Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.

                                                                  Exhibit D

                      Principles of the Allocation Process

         The primary objective of the order allocation process is to achieve for all accounts managed by the advisor approximately the same level of aggregate investment in a diversified pool of the securities selected by the advisor for investment in a manner that is fair and equitable to all clients.

         The aggregate investment level currently sought is 90%-100% of assets. Diversification is achieved through minimum number of positions (generally 50), maximum exposure to any single issuer (generally 4% of assets at cost) and exposure to multiple capitalization segments and industries and (in the case of international and global accounts) multiple countries.

         Securities that satisfy the advisor's criteria for purchase or sale at a particular time are viewed by the advisor as fungible. Accordingly, although the allocation procedures utilize percentage-of-the-account targets with regard to particular securities, these are guidelines and it is not an objective that each account own any particular security in approximately the same or any particular percentage of the account.

         The allocation process is designed to operate on an automatic basis within a set of parameters that may be adjusted as often as daily for each security being purchased or sold. The parameters are designed to enable the advisor to satisfy the primary objective stated above while taking into account the great disparity in account size and investable cash among the accounts. Thus, although the process is designed to reduce the degree of underinvestment by comparatively underinvested accounts, it is able to do so without providing an unfair advantage to large, growing accounts in comparison to small accounts.

         The allocation procedures described are intended to apply to securities selected for current purchase or sale on a general basis. Where new clients or existing clients adding substantial funds do not specifically request that the advisor invest only in new selections as they are made, the advisor will generally utilize a substantial portion of the client's funds outside of the allocation process to acquire a broad spectrum of securities that are already held by other accounts and that the advisor believes continue to satisfy its investment criteria. The advisor will also sell securities outside of the general allocation process to satisfy withdrawal requests.

         The advisor seeks to manage taxable client accounts in a manner sensitive to after-tax return and may exclude all taxable accounts or, in certain cases, particular taxable accounts from purchase or sale allocations of particular securities. Conversely, the advisor may decide to sell securities from only certain accounts in order to offset realized losses or gains.

         The advisor is responsive to client direction regarding matters such as the percentage of the account to remain invested in cash equivalents, particular industries or issuers in which the client does not wish to invest and similar matters, which may affect allocations to such accounts.

         A record of the establishment of each parameter for each security, each adjustment in a parameter for a security and each written explanation of an intraday adjustment will be preserved for a minimum of five years in an easily accessible place, at least the first two of which shall be the offices of the advisor.

         The advisor will periodically review the operation of these allocation procedures and make such adjustments from time to time as it concludes are appropriate.

                             The Allocation Process

         Each account is classified as being entirely domestic, entirely international or entirely global.

         Each security being purchased or sold on a general basis will be categorized as domestic, international or global.

         Domestic accounts will only be allocated transactions in domestic and global securities and international accounts will only be allocated transactions in international and global securities. Global accounts may be allocated transactions in all securities.

         When a security is selected for purchase or sale by the advisor, one or more of the Managing Directors will direct the Trading Department to buy or sell the security, and will specify at that time each of the allocation parameters for each security that is to be bought or sold. These parameters are periodically reviewed and may be adjusted for various reasons, including changing market conditions, availability of alternative securities, price changes in the security and the sale of other securities. Without concurrence by the compliance department, a Managing Director may make adjustments for the purpose of achieving the objective of the order allocation process prior to 10:00 p.m. with respect to transactions that night in the Asian markets, prior to 8:30 a.m. with respect to transactions that day in the European markets and prior to 10:00 a.m. with respect to transactions that day in American markets. Other adjustments must be concurred in by the compliance department in writing as being fair and equitable to the clients with an attached explanation within one hour after opening of trading in the U.S. markets on the trading day following the day such adjustment is made.

         The parameters are as follows:

         1. The percentage of account size currently targeted for that security. The minimum percentage in the case of purchases or sales will generally be .25%. The selection of any percentage other than .25% will be the percentage which the advisor believes, in light of its trading experience and available market information that it can acquire up to or sell down to within a reasonable time frame without significant price change in the security due to the impact of its trading.

         2. The percentage of account invested above or below which no allocation for that security will be made to an account. Selection of this parameter enables the advisor to address severe or chronic underinvestment or to assure that accounts that are substantially invested and might not otherwise receive any allocation receive an appropriate allocation of some new securities.

         3. Minimum lot size for that security. Selection of this parameter enables the advisor to avoid allocations so small that the transaction costs could materially affect investment performance. An allocation will not be made to an account that day for that security if the allocation would be less than the minimum lot size selected.

         4. For international accounts, the percentage of account size currently targeted for the country in which the issuer of that security is principally located. Selection of this parameter assists the advisor in avoiding excess country concentration among international accounts.

         5. Which accounts will not participate due to tax considerations.

         Once the parameters have been selected, securities purchased will be allocated among the eligible accounts in declining order of uninvested cash as a percentage of account size until one of the parameters is satisfied and securities sold will be allocated among the eligible accounts in declining order of invested assets as a percentage of account size until one of the parameters is satisfied. Notwithstanding the foregoing, on any day on which a security is bought or sold in an amount insufficient to satisfy item 1 above for all eligible accounts, the Tweedy Browne American Value Fund or the Tweedy Browne Global Value Fund, as the case may be, will not receive an allocation greater than (i) in the case of a domestic or international security, the product of the number of shares purchased or sold times a fraction the numerator of which is the amount of assets of such fund in the category (domestic or international) in which such security falls and the denominator of which is the total assets under management by the adviser in eligible international or domestic accounts, as the case may be; and (ii) in the case of a global security, the product of the number of shares purchased or sold times a fraction the numerator of which is the amount of assets of such fund and the denominator of which is the total assets under management by the adviser.

         As an example of an allocation of a global security, if (i) the percentage of account size target were 1.00% for a particular global security on a particular day, which equated to 7,000,000 shares and $70 million across an assumed $7 billion in domestic, international and global eligible accounts, (ii) 1,000,000 shares were acquired that day at $10 per share and (iii) two $50 million eligible accounts were 75% invested, the American Value Fund were $1.7 billion in domestic, international and global securities and 90% invested, and Tweedy, Browne Global Value Fund were $3.0 billion in domestic, international and global securities and 90% invested, and all other domestic, international and global accounts were more than 90% invested, the two most underinvested accounts would each receive their full 1.00% of assets allotment of 50,000 shares (or 100,000 shares total) and the American Value Fund would receive an allotment of 242,857 shares (1,000,000 shares x $1,700m/$7,000m = 242,857) and the Global Value Fund would receive an allotment of 428,571 shares (1,000,000 shares x $3,000m/$7,000m = 428,571), rather than all the remaining shares in partial fulfillment of both funds' percentage of assets target of 4,700,000 shares (at the $10 price) and one or more other accounts would receive up to their 1.00% of assets target amount in declining order of available cash as a percentage of assets. If, for example, the next two least invested accounts were a $100 million account that was 92% invested and $250,000 account that was 92% invested, each of these accounts would receive its full 1.00% of assets allocation of 100,000 shares and 250 shares. Because the percentage of account size target had not been satisfied across all accounts, the target would likely remain the same the next day and purchases would be allocated among both funds and other clients that had not yet received any of the security.

         As an example of an allocation of a domestic security, if (i) the percentage of account size target were .50% for a particular domestic security on a particular day, which equated to 1,000,000 shares and $20 million across an assumed $4 billion in domestic eligible accounts (ii) 300,000 shares were acquired on that day at $20 per share and (iii) two $50 million eligible accounts were 75% invested, the American Value Fund were $1.5 billion in domestic securities and 90% invested and all other domestic eligible accounts were more than 90% invested, the two most underinvested accounts would each receive their full .50% of assets allotment of 12,500 shares, the American Value Fund would receive an allotment of 112,500 shares (300,000 shares x ($1.5 billion / $4 billion)) rather than all the remaining shares in partial fulfillment of its percentage of assets target of 375,000 shares (at the $20 price) and one or more other accounts would receive up to their .50% of assets target amount in declining order of available cash as a percentage of assets. If, for example, the next two least invested accounts were a $100 million account that was 91% invested and a $250,000 account that was 92% invested, each of these accounts would receive its full .50% of assets allocation of 25,000 shares and 62 shares. However, if the minimum lot size were 100 shares, the $250,000 account would not receive an allocation until the percentage of assets target was raised to 1%. Because the percentage of account size target had not been satisfied across all eligible accounts, the target would likely remain the same the next day and purchases would be allocated among the American Value Fund and other clients that had not yet received any of the security.

         Unless a specific circumstance intervenes (such as a client direction to use a particular broker for its account), all lots of a particular security acquired or sold on a particular day in the U.S. securities markets will be price averaged over all participating accounts and all lots of a particular security acquired or sold through a single broker or dealer in a non-U.S. securities market will be price averaged over all accounts participating in transactions through that broker or dealer. All participating accounts will pay brokerage transactions based on the firm's standard brokerage commission policies, which are based on the size of the account.

         Client accounts subject to the advisor's Code of Ethics or its Employee Trading Policies will be eligible to participate in the foregoing allocations. However, on any given day the advisor may treat any such account as being an ineligible account if it believes such treatment is appropriate to prevent any allocation in favor of such an account that would or might be perceived to be unfair to the other accounts managed by the advisor.





1 The SEC staff will interpret "high quality short-term debt instrument" to mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized rating organization 2 See the attached Exhibit C for the definition of "Beneficial Ownership."